BioSpecifics Technologies Corp. Announces Partner Endo International
Exercises Early Opt-In for XIAFLEX for Two New Indications

- Company to receive opt-in fee of $0.5M for each new indication; lateral thigh fat and plantar fibromatosis –

LYNBROOK, NY – November 5, 2015 – BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company that originated and continues to develop collagenase based-therapies with a first in class collagenase-based product marketed as XIAFLEX® (collagenase clostridium histolyticum or CCH) in the U.S. and Xiapex® in Europe, today announced that its partner Endo International plc (Endo) has exercised an early opt-in for CCH to include two new potential indications, lateral thigh fat and plantar fibromatosis. The Company will receive a $0.5 million opt-in fee for each indication.

"Our partner Endo shares our belief in the vast potential of CCH as an effective treatment for many important conditions and diseases,” said Thomas L. Wegman, President of BioSpecifics. “We are very excited to report that they have chosen to opt-in early for the development of these two promising indications.”

As a result of Endo’s early opt-in for these two indications, Endo is now responsible for all costs for future clinical development. All other terms and conditions of the agreement remain the same, however, including Endo’s obligations with respect to developmental milestone payments and royalties and mark-up on cost of goods sold payments. BioSpecifics agreed to this early opt-in which does not affect any of the other Stage I development activities of BioSpecifics including human lipomas and uterine fibroids.

In addition to these two new indications announced today, Endo's current licensed rights also include Dupuytren's contracture, Peyronie's disease, adhesive capsulitis, cellulite and canine lipoma.

About Lateral Thigh Fat
Lateral thigh (trochanteric) fat accumulation is common among woman particularly as they age and it is often very difficult to improve its appearance through exercise and diet alone. Patients frequently avoid exercise and are unable to restrict their caloric intake. In some cases, cyrolipolysis and liposuction are performed to remove the unsightly fat deposits in the lateral thigh. There are no pharmaceutical products that are labeled for use on lateral thigh fat in the U.S.

About Plantar Fibromatosis
Plantar fibromatosis or Ledderhose disease is a medical condition characterized by pain and disability caused by the thickening of the feet's deep connective tissue resulting in the formation of nodules or cords along tendons of the foot. Patients with plantar fibromatosis often have Dupuytren’s disease, Peyronie’s disease and adhesive capsulitis. Treatment may include orthothotics and anti-inflammatory drugs in the early stages of the disease, steroid injections and surgery in advanced cases. There are no pharmaceutical products that are Food and Drug Administration approved for use in this indication in the U.S.

About BioSpecifics Technologies Corp.
BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for twelve clinical indications to date. Injectable collagenase is approved for marketing as XIAFLEX® (collagenase clostridium histolyticum or CCH) in the U.S. for the treatment of adult Dupuytren's contracture patients with up to two palpable cords in the same palm and for Peyronie's disease in men with a palpable plaque and a curvature deformity of 30 degrees or greater at the start of therapy. XIAFLEX is marketed in the U.S. by BioSpecifics' partner, Endo International plc (Endo), following the acquisition of Auxilium Pharmaceuticals, Inc. by Endo. Endo has the following partnerships outside the U.S. for XIAFLEX in Dupuytren's contracture and Peyronie's disease; Swedish Orphan Biovitrum AB has marketing rights for Xiapex® (the EU tradename for CCH) in 71 Eurasian and African countries, Actelion Pharmaceuticals Ltd. has marketing rights in Canada and Australia and Asahi Kasei Pharma Corporation has marketing rights in Japan. CCH is in clinical development for the treatment of several additional promising indications. Endo is managing the clinical development of CCH for frozen shoulder syndrome and cellulite as well as development in canine lipoma. BioSpecifics is currently managing the clinical development of CCH for the treatment of human lipoma and preclinical development for uterine fibroids. For more information, please visit www.biospecifics.com.

Forward-Looking Statements
This release includes "forward-looking statements" within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding the Company's strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, expected revenue growth, and the assumptions underlying or relating to such statements, are "forward-looking statements". The forward-looking statements in this Report include statements concerning, among other things, the receipt of two $0.5 million opt-in fees from Endo for Endo’s exercise of an early opt-in right for CCH to include two new potential indications, lateral thigh fat and plantar fibromatosis; Endo’s commitment to further develop the two new potential indications that it exercised its early-opt in right for; the future receipt of payments from Endo, including milestone and royalty payments, in connection with the Auxilium Agreement; whether Endo will exercise its right to opt-in early for other additional indications. In some cases, these statements can be identified by forward-looking words such as "expect," "continue," "may," "will, "currently," and "potential," the negative or plural of these words, and other similar expressions. These forward-looking statements are our predictions based on our current expectations and our projections about future events. There are a number of important factors that could cause our actual results to differ materially from those indicated by such forward-looking statements, including the ability of Endo and its partners to achieve their respective objectives for CCH in their applicable territories; the uncertainties inherent in the initiation of future clinical trials; Endo or any of its partners modifying their respective objectives and/or allocating resources other than to CCH; the potential market for CCH in a given indication being smaller than anticipated; the potential of CCH to be used in additional indications and the initiation, timing and outcome of clinical trials of CCH for additional indications; the protection of the Company’s intellectual property portfolio; the timing of regulatory filings and action; the receipt of any payments from Endo; and other risk factors identified in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, our Annual Report on Form 10-K for the year ended December 31, 2014 and our Current Reports on Form 8-K filed with the Securities and Exchange Commission. All forward-looking statements included in this presentation are made as of the date hereof, and we assume no obligation to update these forward-looking statements.

Contact:

BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com